HOST MARRIOTT COMPLETES ACQUISITION OF
FORUM GROUP PORTFOLIO FOR $540 MILLION


BETHESDA, MD, June 24, 1997 -- Host Marriott Corporation (NYSE: HMT) today announced that it has completed its previously announced acquisition of the outstanding common stock of Forum Group, Inc., from Marriott Senior Living Services, Inc., a subsidiary of Marriott International. Host Marriott purchased the Forum Group portfolio of senior living communities for approximately $540 million, including an expansion plan valued at approximately $107 million.

The Forum Group portfolio, which includes 29 retirement communities with 6,127 existing units located in 11 states, will continue to be managed by Marriott Senior Living Services under the Marriott brand name. The expansion plan will add 1,060 units, of which approximately 500 are expected to be completed during 1997 with the remainder expected to be completed by January, 1999.

The existing portfolio of senior living communities is expected to generate approximately $55.2 million of Earnings Before Interest Expense, Taxes, Depreciation, Amortization and other non-cash items (EBITDA) for the full year 1997, exclusive of the incremental EBITDA expected to be produced by the expansion plan.

"The acquisition of the Forum Group portfolio is both a positive financial event for our company and an important step strategically in our effort to expand into complementary areas within our core lodging business," said Terence C. Golden, President and Chief Executive Officer of Host Marriott Corporation. "The Forum Group portfolio represents the premier collection of senior living assets in the country and we are enthusiastic about the opportunity to expand our alliance with Marriott International, which will continue to manage these communities, and to leverage the benefits of the outstanding reputation of the Marriott brand in an industry which is expected to continue to experience significant growth."

Mr. Golden continued, "The acquisition of the Forum Group portfolio positions Host Marriott as one of the leading investors in this industry and, as we move forward, our objective is to leverage our size, financial resources and acquisition experience to grow our senior living portfolio at a rate of 20% per annum for the next several years. We expect to expand our portfolio through the acquisition of new and existing communities, development and, as this highly fragmented industry consolidates, the acquisition of senior living companies whose real estate holdings are complementary to our own."

Mr. Golden added, "We continue to be enthusiastic about the opportunity to build on the strength of our strategic relationship with Marriott International. We have worked successfully with Marriott International in growing our full service hotel portfolio and expect that the quality of the services provided by Marriott Senior Living Services, the country's largest manager of senior living properties serving the upper tier segment of the market, will provide Host Marriott with a significant competitive advantage as the owner of these communities."

The Forum Group portfolio is the largest collection of assets in the United States serving the upper tier segment of the industry. The communities have a median age of eight years and generally represent the premier assets within their respective market areas, achieving the highest rental rates within these markets. The portfolio offers independent living, assisted living, Alzheimer's and nursing care units and is part of the Marriott Senior Living Service system which enjoys a 95% system-wide occupancy rate, comparing favorably to an industry average of 92%. It is estimated that the properties are being acquired at approximately 75% of replacement cost.

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The Forum  Group owns 100% of 19 of the 29  communities,  a 59%  interest in one property, and a 79% interest in the nine remaining communities through its ownership interest in FRP Retirement Partners, L.P., a publicly held master limited partnership. Host Marriott will consolidate approximately $275 million of debt as a result of the acquisition.

Host Marriott is a real estate company which currently owns or holds controlling interests in 86 upscale and luxury full service hotel properties and 29 senior living communities operated primarily under the Marriott and Ritz-Carlton brand names. The company also serves as general partner and holds minority interests in various unconsolidated partnerships that own 250 lodging properties, 30 of which are full service hotels.

Certain matters discussed within this news release are forward looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of Host Marriott to be different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although Host Marriott believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. These risks are detailed from time to time in the company' filings with the Securities and Exchange Commission.

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